Exhibit 99.1

Patterson Companies Announces Capital Restructuring

And Accelerated Share Repurchase

March 24, 2008—St. Paul, MN—Patterson Companies, Inc. (Nasdaq: PDCO) today announced that it has closed on $525 million of long-term debt financing and the repurchase of approximately 6.3 million shares of its common stock from J.P. Morgan Chase Bank, N.A. under an accelerated share repurchase (ASR) agreement.

Patterson issued $450 million of fixed-rate private notes with maturities of five, seven and ten years. The company also secured a five-year, $75 million term loan at a floating rate of interest through a group of banks. Patterson used $250 million of the debt financing to repurchase shares under the ASR. The remaining proceeds from the debt issuances will be used to repay borrowings under the company’s revolving credit agreement and for general corporate purposes. At closing, the weighted average interest rate of the debt was 5.1%.

As a result of the ASR transaction and open-market purchases made since late November 2007, Patterson has now repurchased approximately 18 million shares under its previously announced 25 million share repurchase authorization.

James W. Wiltz, president and chief executive officer, commented: “Through this capital restructuring, we leveraged the strength of our balance sheet to create what we believe will be long-term value for our shareholders.”

The final number of shares to be delivered by J.P. Morgan under the ASR will depend on prevailing market conditions and is based on the difference between the initial purchase price per share and a volume weighted average price of the company’s common stock, minus a set discount, during a period of up to six months. Under terms of the ASR, the company may receive additional shares of common stock from J.P. Morgan or may be required to deliver shares or cash to J.P. Morgan.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for fiscal year 2007.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415